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                                                                   EXHIBIT 10.16

                         CONTRACT TERMINATION AGREEMENT


     This Contract Termination Agreement ("Agreement") is made and entered into by and between DONALD L. LUKE. (the "Executive"), ENCOMPASS MANAGEMENT CO. (the "Company"), and ENCOMPASS SERVICES CORPORATION ("Encompass").

                                   RECITALS:

     The Company has employed the Executive pursuant to the terms of that certain Employment Agreement dated as of August 1, 2000, between the Executive and the Company (the "Employment Agreement").

     In accordance with the terms of the Employment Agreement, the Executive and the Company agreed to a term of employment extending through May 30, 2001, with a right on behalf of the Company to terminate the term sooner, in its sole discretion, provided that, should the Company elect to do so, at the conclusion of the Executive's term of employment with the Company, the Company and the Executive would enter into a Contract Termination Agreement pursuant to which the Executive would be entitled to severance compensation in consideration for such early termination.

     NOW, THEREFORE, in consideration of the payments set forth below, and the mutual promises and actions contained herein, it is agreed as follows:

                                 AGREEMENT

     1. Termination of Employment. The Company has notified the Executive that it has elected to terminate the Executive's employment with the Company effective as of September 1, 2000 (the "Termination Date"). Notwithstanding the foregoing, effective as of August 1, 2000 (the "Phase Out Date"), the Executive shall relinquish the office of Executive Vice President and Chief Operating Officer of Encompass and shall relinquish all officer positions, titles, and all authorities with respect to the Company and all members of the Company Group (as defined below), other than his position as a director of Encompass, and as a director of each of the other companies in the Company Group, which positions he shall continue to hold, without compensation, until such time as a new director is elected in his stead by the respective shareholders of such companies. From and after the Phase Out Date through and including the Termination Date, the Executive shall continue as an employee of the Company as Senior Vice President
- Operations, at the same salary and benefits as he received prior to the Phase Out Date, and shall devote as much time and energy to such position as is reasonably required to effectuate a smooth transition of responsibility to the new Chief Operating Officer. Effective as of the Termination Date, the Executive shall relinquish the office of Senior Vice President - Operations. As used herein, "Company Group" means the Company and any entity that directly or indirectly controls, is controlled by, or is under common control with the Company, and for purposes of this definition "control" means the possession, directly or indirectly, of the power to

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direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. The Executive shall execute such documents as the Company may reasonably request to evidence such resignations.

     Effective on the Termination Date, the parties hereto agree that the Employment Agreement shall terminate (except as provided herein) and the terms and provisions of this Agreement shall supersede the Employment Agreement (except as provided herein).

     2. Payments and Benefits. As consideration for the termination of the Executive's Employment Agreement with the Company, the Executive shall receive the following:

          (a) Base Salary; Bonus. The Company shall pay the Executive his Base Salary (as defined in the Employment Agreement) through the Termination Date. The Executive shall be eligible to receive a bonus pursuant to the incentive compensation program in effect from time to time for executive employees of the Company, in accordance with the Employment Agreement, prorated through the Phase Out Date (such prorated portion to be determined based upon the number of working days the Executive is employed by the Company prior to the Phase Out Date, divided by 365 and to be paid on the same date as other executive employees of the Company receive their bonuses).

          (b) Lump Sum Payment. Subject to the provisions of, and in consideration of the Executive's agreement to comply with the terms of, this Agreement and the provisions of the Employment Agreement that survive, the Executive will receive a lump sum payment totaling $112,500.00 payable on the eighth day following execution of this Agreement.

          (c) Semi-Monthly Payments. Commencing September 15, 2000, and continuing through May 30, 2001 (the "Severance Term"), the Company shall pay the Executive semi-monthly, the sum of $6,250.00. The parties acknowledge that the payment made pursuant to subparagraphs (b) and (c) are consideration for the termination of the Executive's Employment Agreement with the Company and therefore shall not be subject to federal employment and income tax withholding. The Executive agrees that he shall reimburse the Company for any amount it may be required to pay in respect of such failure to withhold to the extent such amount represents taxes and interest for which the Executive would otherwise be responsible (including his share of FICA taxes), or penalty to the Company.

          (d) Payment of COBRA Premium. From the Termination Date until the COBRA Benefit Termination Date, subject to the Executive's election to maintain coverage under COBRA, the Company shall pay the monthly premium attributable to the Executive to maintain all health benefits, including, but not limited to, medical insurance, dental insurance, and vision benefits, at a level of coverage and benefits substantially identical to those provided by the Company to an executive in a comparable position with the Company. Any or all of such benefits may be modified or amended from time to time by the Company, except such modifications shall only be applicable to the Executive if they are applied to other senior Company executives. The Executive shall be responsible for the payment of any applicable income taxes attributable to such payments. The

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     parties acknowledge that the payments made pursuant to this subparagraph
     (d) are consideration for the termination of the Executive's Employment Agreement with the Company and therefore shall not be subject to federal employment and income tax withholding. The Executive agrees that he shall reimburse the Company for any amount it may be required to pay in respect of its failure to withhold to the extent such amount represents taxes and interest for which the Executive would otherwise be responsible (including his share of FICA taxes), or penalty to the Company. After the COBRA Benefit Termination Date, the Executive may elect to continue his COBRA coverage, at the Executive's expense, as permitted by applicable law. The "COBRA Benefit Termination Date" means the earlier of (1) such time as the Executive becomes employed either directly or indirectly by any business entity on a full-time basis and becomes eligible for comparable benefits (taken as a whole) at no cost to the Executive provided by such entity and
     (2) February 28, 2002.

          (e) 401(k) Benefits. The Executive's right to future contributions to the Company's 401(k) Plan shall terminate as of the Termination Date. The Executive's participation with regard to past contributions to the Company's 401(k) Plan will continue in accordance with the terms and conditions of that plan.

All payments made under this Agreement (including those provided in Paragraph 2(d) above) are inclusive of any and all severance or other termination payments or benefits under any plan, program or policy of the Company, including, without limitation, the Employment Agreement.

     3. Life and Disability Insurance. The Company shall use reasonable efforts to provide life insurance to the Executive's designated beneficiary in an amount equal to at least $900,000, commencing on the Termination Date through May 30, 2001.

     4. Cooperation. During the Restricted Period (as defined below), the Executive shall reasonably cooperate with the Company, its financial and legal advisors and/or government officials, in any claims, investigations, administrative proceedings, lawsuits, and other legal or business matters, as reasonably requested by the Company. To the extent the Executive incurs travel or other expenses with respect to such activities, the Company shall reimburse him for such reasonable expenses documented and approved in accordance with Company policy together with such per diem as may be agreed upon by the parties.

     5. Release by the Executive. In consideration of the benefits and payments provided and to be provided by the Company herein, and as a material inducement to the Company to enter into this Agreement, the Executive hereby releases, acquits and forever discharges the Company, its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, controversies, demands, rights, disputes and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising prior to or existing at the time of the execution of this Agreement, which the Executive may have or claim to have
against any of the persons or entities released regarding any matter.   This
release includes, but is not limited to, any claim or cause of action for discrimination under Title VII of the Civil Rights Act of

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1964, the employment laws of any state or municipality, the Employee Retirement
Income Security Act of 1974, the Family and Medical Leave Act, the Age Discrimination in Employment Act, and the Americans With Disabilities Act. This release also includes any other statutory or common law cause of action providing rights for employees against their employers. The Executive further covenants not to sue the Company or file any claim or charge with any agency complaining of the Company's action with respect to any matter.

     6. Release by the Company. In consideration of the covenants of the Executive contained herein, and as a material inducement to the Executive to enter into this Agreement, the Company hereby releases, acquits and forever discharges the Executive and his heirs, administrators, executors, and legal representatives and all persons acting by, through, under or in concert with any of them, from any and all charges, complaints, claims, controversies, demands, rights, disputes and causes of action of any nature whatsoever, known or unknown, asserted or unasserted, accrued or not accrued, arising prior to or existing as of the Termination Date, which the Company may have or claim to have against any of the persons or entities released regarding any matter that arises
out of the Executive's employment with the Company.    The Company further
covenants not to sue the Executive or file any claim or charge with any agency with respect to the Executive's employment with the Company.

     7. Tax Payments, Withholdings and Reporting. The Executive recognizes that the payments and benefits provided under this Agreement including without limitation those provided pursuant to Section 2 may result in taxable income to him which the Company Group will report to the appropriate taxing authorities. The Company Group shall have the right to deduct from any payment made under this Agreement to the Executive, any business entity controlled by him or any other person or entity, any federal, state, local or foreign income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided thereunder or to require payment from the Executive, which he agrees to pay upon demand, for the purpose of satisfying any such withholding requirement. In the event the Company fails to withhold any required amounts, the Executive agrees that he shall reimburse the Company for any amount it may be required to pay in respect of its failure to withhold to the extent such amount represents taxes and interest for which the Executive would otherwise be responsible (including his share of FICA taxes), or penalty to the Company.

     8. Non-Compliance. All foregoing payments and benefits, provided hereunder pursuant to Section 2, are conditioned upon the Executive's compliance with the provisions of Sections 4 and 10 hereof and Sections 10 and 11 of the Employment Agreement. Each of the aforementioned provisions are material terms of this Agreement, and in the event of any violation of any such provisions of this Agreement by the Executive or anyone acting at Executive's direction, or in the event the Executive or anyone acting at his direction shall, following the Termination Date, substantially denigrate any of the persons or entities released under Section 5 above, including without limitation by way of the expression to news media of personal views, opinions or judgments, the Company shall be entitled to withhold and terminate all aforementioned payments and benefits provided or to be provided in Section 2, without waiving the right to pursue any other available legal or equitable remedies. The provisions of this
Section 8 shall be not applicable to any truthful statement required to be made by the Executive in any legal proceeding or government or regulatory investigation.

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     9.  No Admission.  This Agreement shall not in any way be construed as an admission by the Company of any act of discrimination or other unlawful act whatsoever against the Executive or any other person, and the Company specifically disclaims any liability to or discrimination against the Executive or any other person on the part of itself, its employees or its agents.

     10. Confidentiality. The Executive and the Company agree that the terms of the Agreement shall be confidential. The Executive shall not disclose or cause to be disclosed the terms of this Agreement except (a) to employees of the Company to the limited extent necessary to perform the terms of this Agreement,
(b) as may be necessary (i) in filing tax returns or SEC filings, (ii) in connection with enforcing the terms and conditions of this Agreement in a court of law as provided herein, (iii) in response to a valid subpoena or other lawful process, or (iv) except as otherwise required by applicable law and (c) to the Executive's or the Company's respective counsel and accountants. In the event that either party breaches this non-disclosure, the other party will be entitled to injunctive relief to obtain specific performance of this provision and will be entitled to recover its costs and attorneys' fees.

     11.  Miscellaneous Provisions.

          (a) No Assignment. The Executive represents that he has not transferred or assigned, or purported to assign or transfer, to any person or entity any claim involving the Company or any portion thereof or interest therein. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall extend to, be binding upon, and inure to the benefit of the parties hereto and their heirs, representatives, successors and assigns.

          (b) Severance. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void or unenforceable to any extent, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and such illegal or invalid part, term or provision shall be deemed not to be part of this Agreement. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

          (c) Entire Agreement; Amendments and Waivers. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

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          (d) Governing Law.  This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Texas, and shall in all cases be construed as a whole (according to its fair meaning, and not strictly for or against any of the parties).

          (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

     12.  Continuing Obligations.   The covenants and agreements of the Company
set forth in Sections 6, 8 and 13 of the Employment Agreement and the covenants and agreements of the Executive set forth in Sections 10 and 11 of the Employment Agreement shall survive the execution of this Agreement and are hereby incorporated by reference and made a part hereof.

     13. Trade Secrets, Confidential Information, Non-Compete. The Company and the Executive acknowledge and agree that, during the term of his association with the Company, the Executive has had access to certain confidential information relating to the business of the Company and affiliated entities (the "Confidential Information"). To ensure the continued secrecy of the Confidential Information, the Executive agrees that he will not, during the Restricted Period, or at any time thereafter, divulge, furnish or make accessible to anyone, any knowledge or information with respect to any of the Confidential Information relating to the business of the Company other than (a) pursuant to statutory and legal requirements, (b) pursuant to mandatory court order, subpoena or other legal process, or (c) with the consent of or pursuant to instructions from the Company. The Executive also agrees that, during the Restrictive Period and for a period of two (2) years thereafter, the Executive will not engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in any State of the United States that directly competes with any services or products produced, sold, conducted, developed, or in the process of development by the Company or its Affiliates at the end of the Restrictive Period. Notwithstanding the foregoing, the ownership of less than one percent of any class of securities of a publicly-held company whose gross assets exceed $100,000,000 shall not be deemed to constitute a prohibited activity under this
Section 13. The Executive acknowledges that the limitations set forth herein on the Executive's rights to compete with the Company and its Affiliates are reasonable and necessary for the protection of the Company and its Affiliates. In this regard, the Executive specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on the Executive's activities specified herein, are reasonable and necessary for the protection of the Company and its Affiliates. In particular, the Executive acknowledges that the parties anticipate that the Executive will be actively seeking markets for the products and services of the Company and its Affiliates throughout the United States during the term of the Executive's employment by the Company. In the event that there shall be any violation of the covenant not to compete set forth in this Section, then the time limitation thereof shall be extended for a period of time equal to the period of time during which such violation continues; and in the event the Company is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended

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for a period of time equal to the pendency of such proceedings, including all appeals. The Executive agrees that the remedy at law for any breach by the Executive of this Section 13 will be inadequate and that the Company shall also be entitled to injunctive relief.

     14. Separate Counsel. The Executive is advised by the Company that before he signs this Agreement he should consult with an attorney, and the Executive acknowledges that he has had the opportunity to consult with counsel of his choice. The parties represent and warrant that they have satisfied themselves that they fully understand the terms of this Agreement and knowingly and voluntarily enter into this Agreement.

     15. 21 Days to Sign; 7-Day Revocation Period. The Executive understands that he may take up to 21 calendar days from the date of the Agreement to consider this Agreement before signing it. Fully understanding the Executive's rights to take 21 days to consider signing this Agreement, and after having sufficient time to consider the Executive's options, the Executive hereby waives his right to take the full 21 day period. The Executive further understands that he may revoke this Agreement at any time during the seven days after signing it, and that this Agreement shall not become effective until the seven day revocation period has passed.

     16. Encompass Services Corporation Performance Guarantee. Encompass Services Corporation, the parent of the Company, guarantees the timely performance of all covenants and financial obligations of the Company hereunder.

     SIGNED this 1st day of August, 2000.


                                    /S/ D. L. LUKE
                                    --------------
                                    Donald L. Luke



                                    ENCOMPASS MANAGEMENT CO.

                                    By: /S/ GRAY H. MUZZY
                                        ------------------------
                                    Name: Gray H. Muzzy
                                         -----------------------
                                    Title: Senior Vice President
                                          ----------------------

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     IN WITNESS WHEREOF, Encompass Services Corporation has executed this
Agreement on the date first above written solely for the purpose of guaranteeing the performance by the Company of its obligations hereunder, as provided in
Section 16 of this Agreement.

ENCOMPASS SERVICES CORPORATION

By:/S/ DARREN B. MILLER
   -------------------------
Name: Darren B. Miller
      ----------------------
Title: Senior Vice President
       ---------------------

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